UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 24, 2013

Life Time Fitness, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	001-32230	41-1689746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2902 Corporate Place Chanhassen, Minnesota	55317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 947-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 24, 2013, Life Time Fitness, Inc. (the “Company”) agreed to amend and extend effective July 31, 2013 the Company’s Third Amended and Restated Credit Agreement (the “Credit Agreement”) with U.S. Bank National Association, as administrative agent and lender, and other lenders from time to time a party thereto. The material amendments to the Credit Agreement are (i) an increase to the amount of the facility from $660.0 million to $860.0 million, which may be increased by an additional $240.0 million upon the exercise of an accordion feature if one or more lenders commit the additional $240.0 million; and (ii) an extension of the term of the facility to July 31, 2018. Of the increase in the facility, $100.0 million comes in the form of a term loan on July 31, 2013 that amortizes at the rate of 5.0% of the original term loan amount on an annual basis. The Amendment No. 2 to Third Amended and Restated Credit Agreement, Amendment No. 1 to Guaranty, and Omnibus Amendment to Collateral Documents, dated as of July 24, 2013 is filed as Exhibit 10.1 to this Form 8-K.

Item 2.02.	Results of Operations and Financial Condition.

On July 25, 2013, the Company reported its financial results for its fiscal quarter ended June 30, 2013. See the Company’s press release dated July 25, 2013, which is furnished as Exhibit 99.1 and incorporated by reference in this Current Report on Form 8-K.

The press release furnished as Exhibit 99.1 and certain information the Company intends to disclose on the conference call scheduled for 10:00 a.m. eastern time on July 25, 2013 include certain non-GAAP financial measures. The reconciliations of these measures to the most directly comparable GAAP financial measures are included in the press release. In addition to the information in the press release under the heading “Non-GAAP Financial Measures,” the Company provides the following additional information about the Company’s use of the non-GAAP financial measures presented in the press release and on the conference call.

EBITDA. The Company believes EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because:

•

it is a widely accepted financial indicator of a company’s ability to service its debt and the Company is required to comply with certain covenants and borrowing limitations that are based on variations of EBITDA in certain of the Company’s financing documents; and

•

it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which assets were acquired.

The Company’s management uses EBITDA:

•	as a measurement of operating performance because it assists the Company in comparing its performance on a consistent basis;

•	in presentations to the members of the Company’s board of directors to enable the board to have the same consistent measurement basis of operating performance used by management; and

•	as the basis for incentive bonuses paid to selected members of senior and center-level management.

Free Cash Flow. The Company believes free cash flow is useful to an investor in understanding the Company’s cash flow generation because:

•

free cash flow allows the Company to evaluate the cash generated by operations and the ability of its operations to fund investment items related to purchases of property and equipment, repay indebtedness, add to the Company’s cash balance, or to use in other discretionary activities; and

•	if negative, free cash flow reflects the need for incremental financing activities or use of existing cash balances.

The Company’s management uses free cash flow:

•	to monitor cash available for repayment of indebtedness; and

•	in discussion with the investment community.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 with respect to the Credit Agreement is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

The following Exhibit is being filed herewith:

10.1	Amendment No. 2 to Third Amended and Restated Credit Agreement, Amendment No. 1 to Guaranty, and Omnibus Amendment to Collateral Documents, dated as of July 24, 2013, among Life Time Fitness, Inc., certain designated subsidiaries of Life Time Fitness, Inc., U.S. Bank National Association, as administrative agent and lender, J.P. Morgan Securities LLC, RBC Capital Markets, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as lenders, and certain other financial institutions.

The following Exhibit is being furnished herewith:

99.1	Press Release Announcing Second Quarter 2013 Financial Results dated July 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFE TIME FITNESS, INC.

Date: July 25, 2013	By:	/s/ Michael R. Robinson
Michael R. Robinson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit	Manner of Filing

10.1	Amendment No. 2 to Third Amended and Restated Credit Agreement, Amendment No. 1 to Guaranty, and Omnibus Amendment to Collateral Documents, dated as of July 24, 2013, among Life Time Fitness, Inc., certain designated subsidiaries of Life Time Fitness, Inc., U.S. Bank National Association, as administrative agent and lender, J.P. Morgan Securities LLC, RBC Capital Markets, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as lenders, and certain other financial institutions.	Filed Electronically

99.1	Press Release Announcing Second Quarter 2013 Financial Results dated July 25, 2013.	Filed Electronically